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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT
                              WITH GORDON D. QUICK

Dated as of May 7, 2004

      The parties to this Employment Agreement (the "Agreement") are Daleen Holdings, Inc., a Delaware corporation (the "Company"), and Gordon D. Quick (the "Executive").

      The Company proposes to enter into a series of transactions (the "Transactions") pursuant to which the Company shall (i) cause its newly formed, wholly-owned subsidiary to merge with and into Daleen Technologies, Inc., a Delaware corporation ("Daleen") and (ii) purchase all of the shares of the outstanding capital stock of Protek Telecommunications Solutions Ltd, a company organized under the laws of England and Wales ("Protek"). Upon the date of consummation of the Transactions (the "Effective Date"), each of Daleen and Protek will be a wholly-owned subsidiary of the Company.

      The Company desires to ensure itself of the services of the Executive following the consummation of the Transactions and the Executive is willing to provide full-time services to the Company on the terms and conditions provided herein. Simultaneously with the execution of this Agreement, the Executive and the Company shall also enter into an Indemnification Agreement, dated as of the Effective Date (the "Indemnification Agreement"). In addition, under the Company's 2004 Stock Incentive Plan (the "Incentive Plan") the Executive and the Company shall be entering into a Stock Option Award Agreement, dated as of the Effective Date (the "Option Agreement").

      Accordingly, in consideration of the mutual covenants and representations contained herein, the parties to this Agreement, intending to be legally bound, agree as follows:

      1.    Full-time Service of Executive.

      1.1   Term, Duties and Permitted Activities.

            (a) Service Period. The Company hereby engages the Executive to provide the Company and its subsidiaries full-time service for the period (the "Service Period") commencing on the Effective Date and ending on the earliest to occur of (i) the third anniversary of the Effective Date (the "Completion Date"), (ii) a termination of the Executive's service by reason of any of the circumstances defined in Sections 2 or 3, or (iii) the Executive's death; provided, however, that the Service Period shall automatically be extended for successive one year annual terms following the Completion Date and each renewal term hereunder, unless either party hereto provides the other with a written notice of non-renewal at least ninety (90) days prior to the Completion Date or the end of any renewal term.

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            (b)   Duties. During the Service Period, the Executive shall serve as an officer of the Company with the title of Chief Executive Officer and shall be entitled to exercise the rights, authority, duties and responsibilities customarily associated with such position as reasonably assigned to him from time to time by the board of directors of the Company (the "Board"), including, without limitation, authority, direction and control over day-to-day business, financial and personnel matters of the Company, subject to the lawful and reasonable policies and guidelines as may be established by the Board. As Chief Executive Officer of the Company, the Executive shall report to and otherwise shall be subject to the direction and control of the Board and shall have no other officer or employee of the Company of equal or senior rank or authority to him. The Executive's duties, titles and responsibilities shall not be changed materially at any time without his consent; provided, that any change in the Executive's duties, titles and responsibilities as a result of a change in the size or activities of the Company shall not be subject to this sentence as long as such new duties, titles and responsibilities are substantially consistent with those of a chief executive officer of a business of like size and nature. The Executive shall use his best efforts to promote the Company's interests and he shall perform his duties and responsibilities faithfully, diligently and to the best of his ability, consistent with sound business practices. The Executive may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company. The Executive shall comply with the Company's policies applicable to executive officers of the Company of which he is given advance written notice. During the Service Period, the Executive shall be a member of the Board.

            (c) Outside Activities. The Executive shall devote substantially his full working time to the business and affairs of the Company. Notwithstanding the preceding sentence, the Executive (a) may serve on the Board of Directors (or similar managing body) of one or more corporations or other entities, provided such service does not violate any other covenant or term of this Agreement, interfere with the performance of the Executive's duties for the Company or create a conflict of interest or the appearance of a conflict of interest with respect to the Company; (b) may invest the Executive's personal assets in any form or manner so long as it does not require the Executive's services or advice in the operation of any business in which such investment is made, provided such activity does not violate any other covenant or term of this Agreement (nothing in this Agreement shall restrict the Executive's right to invest in the Company); and (c) may engage in such other activities that do not violate the covenants in Section 5, create a conflict of interest or the appearance of a conflict of interest with the Company or materially interfere with the performance of his obligations to the Company under this Agreement.

            (d) Place of Employment. The Executive shall perform his duties under this Agreement primarily in St. Louis, Missouri, with the likelihood of substantial business travel, including regular travel to and from the Company's offices in Boca Raton, Florida, London, England and other corporate offices. At any time during the Service Period, but not earlier than nine (9) months after the Effective Date, the Company, at the direction of the Board of Directors, may, with reasonable advance notice, require the Executive to relocate his primary residence to Boca Raton, Florida,

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or any other mutually agreeable location. In the event that the Company requires the Executive to relocate his primary residence, the Company shall pay or reimburse the Executive's relocation costs in accordance with the provisions of Appendix A to this Agreement. The Company shall further pay the Executive an amount determined by its accountants to be equal to Executive's federal, state and local taxes, if any, on the payment or reimbursement of the Executive's relocation costs (taking into account the deductibility of such costs by the Executive) (the "Relocation Tax Gross-Up"), and the federal, state and local taxes on the Relocation Tax Gross-Up, all to the end that the Executive be held harmless, on an after-tax basis, from the tax impact of such reimbursement.

      1.2 Compensation and General Benefits. As compensation for the Executive's services under this Agreement, the Executive shall be compensated in the manner described below.

            (a) Base Salary. During the Service Period, the Executive shall be entitled to receive a base salary ("Base Salary") at the annual rate of not less than $425,000 for services rendered to the Company or any of its direct or indirect subsidiaries and payable in accordance with the Company's regular payroll practices. The Executive's Base Salary under this Section 1.2 shall be increased on each January 1 during the Service Period, beginning on January 1, 2006, by the amount of $25,000. The Executive's Base Salary shall be subject to further increases, if any, as may be approved at any time by the Board of Directors of the Company in its discretion.

            (b)   Bonus Compensation.

                  (i) Annual Formula Bonus. Appendix B to this Agreement sets forth a framework for determining the initial annual formula bonus to be paid to the Executive during the Service Period. Subsequent annual bonus targets will continue to be 50% of Base Salary, and targets will be set annually by the Board of Directors. (ii) Annual Discretionary Bonus. The Executive shall be eligible for such annual bonus, in addition to the formula annual bonus described in
Section 1.2(b)(i) above, as the Board may approve in its sole discretion.

            (c) Reimbursement of Expenses. During the Service Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and practices presently followed by the Company or as may be established by the Board for its senior executive officers) in performing services under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company's policies.

            (d) Vacation. During the Service Period, the Executive shall receive four (4) weeks of paid vacation annually, to be taken at times mutually agreeable to the Company and the Executive. In accordance with the Company's vacation policy, the Executive shall be entitled to carry over from year-to-year up to four (4) weeks of unused vacation time.

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            (e)   Disability and Life Insurance Coverage. During the Service
Period, the Company shall pay for or otherwise provide long-term disability coverage for the Executive that is not less favorable than the Executive's coverage as of the Effective Date, providing for a minimum disability benefit of $20,000 per month. Further, during the Service Period, the Company shall maintain life insurance coverage on the Executive's life with a minimum death benefit of $1,500,000 at no cost to him. The Executive shall be permitted to designate the beneficiary or beneficiaries of the life insurance and may change such designation from time to time without the Company's consent.

            (f) Option Plan. As promptly as practicable after the Effective Date, and, in any event, within thirty days after the Effective Date, the Executive shall be entitled to receive a grant of stock options ("Options") under the Incentive Plan in respect of shares of Common Stock of the Company representing a minimum of 35% of the initial shares reserved for issuance under the Incentive Plan. Further, the Executive shall be entitled under the Incentive Plan to an allocation of a minimum of 35% of the additional shares that become available for allocation under the Incentive Plan by reason of the operation of Schedule A to the Incentive Plan. Notwithstanding any provision of the Incentive Plan or the Option Agreement to the contrary, in the event of a termination by the Company of the Executive's service with the Company without Cause (as defined in Section 2.2), a termination by the Executive of the Executive's service with the Company with Good Reason (as defined in Section 2.3), the Executive's death or the Executive's Disability, then (i) if such event occurs prior to the second anniversary of the Effective Date, the Executive shall be deemed vested in a total amount equal to 50% of the Options and (ii) if such event occurs on or after the second anniversary of the Effective Date, the Executive shall be deemed vested in 25% of the then unvested balance of his Options. In addition, all of the Executive's then unvested Options shall vest upon a Change in Control (as defined in the Incentive Plan) in the event that the Executive is not retained as the highest ranking employee and executive officer of the Company or its successor following such Change in Control.

            (g) Benefits and Perquisites Generally. Subject to the foregoing provisions, during the Service Period, the Executive shall be entitled to participate in and to receive benefits as a senior member under all of the Company's employee benefit plans, programs and arrangements available to senior members of the Company, as they may be duly amended, approved or adopted by the Board as of the Effective Date and from time to time thereafter, including any retirement plan, profit sharing plan, savings plan, life insurance plan, health insurance plan, stock-based compensation or incentive plan, and accident or disability insurance plan. The Executive's benefits hereunder shall also include the cost of annual physical examinations.

            (h) Tax Gross-Up. The Company shall further pay the Executive an amount determined by its accountants to be equal to the Executive's federal, state and local taxes, if any, related to or arising from the Company's payment or reimbursement of the Executive's benefit costs or expenses under subsection
(e) above (the "Benefit Tax Gross-Up"), and the federal, state and local taxes on the Benefit Tax Gross-Up, all

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to the end that the Executive be held harmless, on an after-tax basis, from the tax impact of such reimbursement. 2. Termination of Services.

      2.1 Death. The Executive's service under this Agreement shall terminate upon his death.

      2.2 Termination by the Company. The Company may terminate the Executive's service under this Agreement with or without Cause (as defined below). For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's service under this Agreement if (i) the Executive willfully, or as a result of gross negligence on his part, fails substantially to (A) carry out the material and lawful policies of the Board or (B) discharge his material duties and responsibilities under this Agreement for any reason other than the Executive's Disability (as defined in Section 3), (ii) the Executive is convicted of or enters a plea of no contest with respect to a felony, (iii) the Executive engages in conduct that is materially in violation of his obligations to the Company under this Agreement and which is demonstrably and substantially injurious to the Company (as determined in good faith by the Board), or (iv) the Executive materially breaches this Agreement, or commits any deliberate and intentional violation of the provisions of Section 5. During the initial three-year term of this Agreement, a determination that "Cause" exists for the Executive's termination shall be made by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for the purpose of finding that, in the reasonable good faith opinion of the Board members so voting, there is Cause for termination as set forth in this Section 2.2. For purposes of this Agreement, a "termination by the Company without Cause" shall include the termination of the Executive's service on the Expiration Date solely as a result of the Company's electing under Section 1.1(a) not to extend the term of the Agreement. The Executive shall be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute "Cause" hereunder according to the following terms. The Board shall give the Executive written notice stating with reasonable specificity the nature of the circumstances determined by the Board of Directors in good faith to constitute "Cause." The Executive shall have thirty (30) days from his receipt of such notice to cure such circumstances or such breach if such breach is reasonably susceptible to cure. If, in the reasonable good faith judgment of the Board of Directors, the alleged breach is not reasonably susceptible to cure, or such circumstances or material breach has not been satisfactorily cured within such thirty (30) day cure period, such neglect of duties or material breach shall thereupon constitute "Cause" hereunder.

      2.3 Termination by Executive. The Executive may terminate his service under this Agreement with or without Good Reason (as defined below). If such termination is with Good Reason, the Executive shall give the Company notice, which shall identify with reasonable specificity the grounds for the Executive's resignation and provide the Company with thirty (30) days from the day such notice is given to cure the alleged

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grounds for resignation contained in the notice. For purposes of this Agreement,
"Good Reason" shall mean any of the following to which the Executive shall not consent in writing: (i) a reduction in the Executive's Base Salary, (ii) a material breach by the Company of this Agreement that is not remedied by the Company within thirty (30) days after receipt of a reasonably detailed notice given by the Executive, (iii) a relocation of the Executive's primary place of employment from his current place of employment other than to Boca Raton, Florida, or any other mutually agreeable location, (iv) any diminution in offices, titles, status or reporting requirements in the Executive's specific executive officer position, other than an insubstantial or inadvertent act that is remedied by the Company promptly after receipt of notice given by the Executive or (v) the removal of the Executive or the failure to reelect the Executive as a director of the Company.

      2.4   Date of Termination. "Date of Termination" shall mean the earlier of
(a) the "Completion Date" (as defined in Section 1.1(a)) and (b) if the Executive's service is terminated (i) by his death, the date of his death, or
(ii) pursuant to the provisions of Section 2.2 or Section 2.3, as the case may be, the date on which the Executive's service with the Company actually terminates.

      3. Disability. The Executive shall be determined to be "Disabled" if the Executive is unable to perform his duties under this Agreement on essentially a full-time basis for six (6) consecutive months by reason of a physical or mental condition (a "Disability") and, within thirty (30) days after the Company gives notice to the Executive that it intends to replace him due to his Disability, the Executive shall not have returned to the performance of his duties on essentially a full-time basis. Upon a determination that the Executive is Disabled, the Company may replace the Executive without breaching this Agreement.

      4.    Compensation Upon Termination.

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      4.1   Death or Disability. If the Executive's service under this Agreement is terminated by reason of his death, the Company shall pay to the person or persons designated by the Executive for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of (a) the Executive's accrued but unpaid Base Salary (b) any accrued but unpaid Bonus; provided that such Bonus is determined to have been earned and provided that such Bonus is payable at such time as similar Bonuses are payable by the Company and (c) other amounts that may be reimbursable by the Company to the Executive under this Agreement. Any amounts payable under this Section 4.1 shall be exclusive of and in addition to any payments which the Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company. In the event that the Executive becomes Disabled, as defined herein, then the Company may terminate the Executive's employment and the Executive shall be entitled to the following:

            (a) A cash amount equal to his Base Salary earned to the Date of Termination, plus for the first six (6) months after the Executive is terminated due to the disability, the Executive shall be entitled to his then Base Salary less any amounts paid to the Executive under any disability insurance policy provided by the Employer; and

            (b) A cash amount equal to the Employee's pro rata bonus for the year in which the Date of Termination occurs, if such bonus is deemed earned, payable at such time as bonuses for the annual period are paid to other executive officers of the Company.

      4.2 By the Company for Cause or the Executive Without Good Reason. If the Executive's service is terminated by the Company for Cause, or if the Executive terminates his service other than for Good Reason, the Company shall pay to the Executive the amount of any accrued but unpaid Base Salary within 30 days of the Date of Termination and the Company thereafter shall have no further obligation to the Executive under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

      4.3 By the Executive for Good Reason or the Company other than for Cause.

            (a) Severance Benefits on Termination. Subject to the provisions of Section 4.3(b) and Section 4.3(d), if the Company terminates the Executive's service without Cause, or the Executive terminates his service for Good Reason, then the Executive shall be entitled to the following benefits (the "Severance Benefits"):

                  (i) the sum of his accrued but unpaid Base Salary, that amount being payable in a single lump sum cash payment within thirty (30) days of the Date of Termination;

                  (ii) a cash amount equal to one-twelfth (1/12) of the Executive's Base Salary in effect at the Date of Termination, that total amount being payable on a

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monthly basis for a period of eighteen (18) months following the month in which the Date of Termination occurs; provided, however, that in the event any such termination occurs in anticipation of or within eighteen (18) months following a Change of Control (as defined below), the payments payable pursuant to this section will be made in a single lump sum cash payment within thirty (30) days of the Date of Termination;

                  (iii) a cash amount equal to the Executive's pro rata Bonus at the target level, payable at such time as bonuses for the annual period are paid to other executive officers of the Company, such pro rata Bonus being based on a fraction of the target Bonus, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Date of Termination and the denominator of which is 365;

                  (iv) all welfare benefits, including (to the extent applicable) medical, dental, vision, life and disability benefits (including the life and disability described in Section 1.2(c)) pursuant to plans maintained by the Company under which the Executive and/or the Executive's family receives benefits and/or coverage on the Date of Termination, shall be continued for a period of eighteen (18) months following the month in which the Date of Termination occurs, with such benefits provided to the Executive at the same coverage levels as may be in effect for the Company's executive officers and the Executive shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the Date of Termination; provided, however, that, notwithstanding the foregoing, the benefits described in this
Section 4.3(a)(iv) may be discontinued prior to the end of the period provided in this subsection (iv) to the extent, but only to the extent, that the Executive receives substantially similar benefits from a subsequent employer.

            (b) Superseding Termination. If, subsequent to the giving by either party of a notice of termination under this Agreement and prior to the actual Date of Termination pursuant to such notice, the Executive's service is properly terminated pursuant to any other provision of this Agreement, the Executive shall be entitled only to those benefits, if any, arising out of such subsequent and superseding termination.

            (c) Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall have the meaning given to such term in the Incentive Plan.

            (d)   Conditions to Receipt of Severance Benefits under Section
4.3(a).

                  (i) Release. As a condition to receiving any Severance Benefits to which the Executive may otherwise be entitled under Section 4.3(a) the Executive shall execute a release (the "Release"), which shall include an affirmation of the restrictive covenants set forth in Section 5 and a non-disparagement provision, in a form and substance reasonably satisfactory to the Company and acceptable to the Executive (whose acceptance shall not be unreasonably withheld), of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any

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rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company's (or any of its subsidiaries') articles of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute a Release within a reasonable time after the Company's request to do so, the Executive shall not be entitled to any Severance Benefits, or any other benefits provided under this Agreement and the Company shall have no further obligations with respect to the payment of those benefits.

                  (ii) Limitation on Benefits. If, following a termination of service that gives the Executive a right to the payment of Severance Benefits under Section 4.3(a) Executive violates in any material respect any of the covenants in Section 5 or as otherwise set forth in the Release, the Executive shall have no further right or claim to any payments or other benefits to which the Executive may otherwise be entitled under Section 4.3(a) from and after the date on which the Executive engages in such activities and the Company shall have no further obligations with respect to such payments or benefits.

      4.4 No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 4 by seeking other employment or otherwise, and, except as otherwise expressly provided in Sections 4.3(a)(iv) the amounts of compensation or benefits payable or otherwise due to the Executive under this Section 4 or other provisions of this Agreement shall not be reduced by compensation or benefits received by the Executive from any other employment he shall choose to undertake following termination of his service under this Agreement; provided, however, that the Executive's entitlement to Severance Benefits shall be subject to his compliance with the covenants set forth in Section 5.

      4.5   Certain Additional Payments by the Company.

            (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any economic benefit, payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (such excise tax referred to in this Agreement as the "Excise Tax"), the Executive and the Company shall each undertake reasonable efforts to ensure that such Payment is not so subject. If notwithstanding the efforts of the Executive and the Company pursuant to, and in accordance with, the preceding sentence, a Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a "Gross-Up-Payment") in an amount such that after payment by the Executive of all applicable federal, state and local income and excise taxes, the Executive retains an amount equal to the amount he would have retained had one-third (1/3) of the Excise Tax been imposed upon the Payment.

            (b) Subject to the provisions of Section 4.5(c), all determinations required to be made under this Section 4.5, including whether a Gross-Up Payment is

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required and the amount of such Gross-Up Payment, shall be made by the Company's regular outside independent public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the Date of Termination, if applicable, or such earlier time as is requested by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section 4.5, shall be paid to the Executive within 30 days of the Date of Termination or, if later, within 5 business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that have not been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made under this Section 4.5(b). In the event that the Company exhausts its remedies pursuant to Section 4.5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) Executive shall notify the Company of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment under the terms of this Section 4.5. This notice shall be given as soon as practicable but no later than ten business days after the date the Executive has actual knowledge of the claim, and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Executive shall not pay the claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies the Executive prior to the expiration of the above period that it desires to contest the claim, the Executive shall: (A) give the Company any information reasonably requested by the Company relating to the claim, (B) take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to the claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order to effectively contest the claim, (D) permit the Company to control any proceedings relating to the claim; provided, however, that the Company shall bear and pay directly any and all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for two-thirds (2/3) of any Excise Tax or income tax related to the Excise Tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4.5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of the claim and may, at its sole option, either direct the Executive to request or accede to a request for an extension of the statute of limitations with respect only to the tax claimed, or pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a

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determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the claim and sue for a refund, the Company shall advance the amount of the required payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from two-thirds (2/3) of any Excise Tax or income tax related to the Excise Tax, including interest or penalties with respect thereto, imposed with respect to any advance or with respect to any imputed income in relation to any advance. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under the Agreement and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4.5(c), the Executive becomes entitled to receive any refund with respect to the claim, the Executive shall promptly pay to the Company two-thirds (2/3) of the amount of that refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 4.5(c), a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not notify the Executive of its intent to contest such denial of refund prior to the expiration of thirty days after the determination, then the advance shall be forgiven and shall not be required to be repaid and the amount of the advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e) In the event that any state or municipality or subdivision thereof shall subject any Payment to any special tax which is analogous to the Excise Tax which shall be in addition to the generally applicable income tax imposed by the state, municipality, or subdivision with respect to receipt of the Payment, the foregoing provisions of this Section 4.5 shall apply, mutatis mutandis, with respect to such special tax.

      4.6 Severance Benefits Not Includable for Employee Benefits Purposes. Subject to all applicable federal and state laws and regulations, and except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, income recognized by the Executive pursuant to the provisions of this
Section 4 (other than income accrued but unpaid as of the Date of Termination) shall not be included in the determination of benefits under any employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other benefit plans, policies or programs applicable to the Executive that are maintained by the Company or any of its direct or indirect subsidiaries and the Company shall be under no obligation to continue to offer or provide such benefits to the Executive after the Date of Termination other than as provided under this Section 4.

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      4.7   Exclusive Benefits. The Severance Benefits payable under Section
4.3(a) shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

      5.    Restrictive Covenants.

      5.1 Exclusive Property. The Executive confirms that all Company Property is the exclusive property of the Company. Executive agrees that during his employment Executive shall not make, use or permit to be used any Company Property other than for the benefit of the Company. The term "Company Property" shall include all automobiles, Confidential Information, notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, and any copies thereof, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in Executive's possession, custody or control. Executive further agrees that he shall not, after the termination of employment, use or permit others to use any such Company Property for any reason. Promptly upon the termination of employment (for any reason), Executive shall immediately deliver all Company Property in Executive's possession, and all copies thereof, to the Company; provided, however, that the Executive shall be permitted to retain copies of any documents or materials of a personal nature or otherwise related to the Executive's rights under this Agreement.

      5.2 Nondisclosure. Executive acknowledge that the Company has agreed to provide, and during the course of employment with the Company Executive will acquire, knowledge with respect to the Company's business operations, including, by way of illustration, the Company's existing and contemplated product line, trade secrets, business and financial methods, practices, plans, pricing information, marketing information and strategies, merchandising and selling techniques and information, customer lists and preferences, supplier lists, inventions, products, designs, know-how, techniques, processes, engineering data, software programs, works of authorship, projects, proposals, and confidential information relating to the Company's policies and/or business strategy (all of such information herein referred to as the "Confidential Information"). The protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. Executive agrees that he will not, during the course of employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Executive's duties on behalf of the Company, or use in any way, except on behalf of the Company, any Confidential Information acquired by Executive at any time during my employment. Executive agrees that he will not, at any time after his employment with the Company has ended (for whatever reason), use or divulge to any person, directly or indirectly, any Confidential Information, or use any Confidential Information in any subsequent employment. Executive acknowledges that the Company would not provide him with access to Confidential Information but for his covenants contained in this Agreement. Executive understands and agrees that the

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obligations under this Section shall survive the termination of this Agreement and of his employment. The above restrictions on disclosure and use of Confidential Information shall not prevent the Executive from: (i) using or disclosing information in the good faith performance of the Executive's duties;
(ii) using or disclosing information to another employee to whom disclosure is required to perform in good faith the duties of either; (iii) using or disclosing information to another person or entity pursuant to a binding confidentiality agreement in a Company-approved form as part of the performance in good faith of the Executive's duties or as authorized in writing by the Company; (iv) using or disclosing information to the extent such information is or may be, through no fault or disclosure on the part of the Executive, generally made know to the public or throughout the industry in which the Company is engaged; (v) using or disclosing information which is disclosed to the Executive after termination of his employment with the Company by a third party who is under no duty or obligation not to disclose such information; or
(vi) disclosing information as required by law. If the Executive becomes legally compelled to disclose any of the Confidential Information, he shall (i) provide the Company with prior written notice of the need for such disclosure; (ii) if disclosure is required, furnish only that portion of the Confidential Information which, in the opinion of the Executive's counsel, is legally required; and (iii) exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

      5.3 Non Competition. During the Service Period and for a period of eighteen (18) months after the Date of Termination, the Executive shall not, unless he receives the prior written consent of the Company, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, or engage in any activity or capacity (collectively, the "Competitive Activities") with respect to any individual, partnership, limited liability company, firm, corporation or other business organization or entity (each, a "Person"), that is engaged directly or indirectly in the provision of software offerings substantially similar to those of the Company, provided that those offerings represent at least 10% of the revenue of the Company including its direct or indirect subsidiaries anywhere in the world; provided, however, that the foregoing (a) shall not apply with respect to any line-of-business in which the Company or its direct or indirect subsidiaries was not engaged on or before the Date of Termination, and (b) shall not prohibit the Executive from (i) owning, or otherwise having an interest in, less than three percent (3%) of any publicly-owned entity or (ii) owning, or otherwise having an interest in, less than five percent (5%) of any private equity fund or similar investment fund that invests in companies engaged in Competitive Activities, or providing consulting or advisory services with respect to any such fund, provided the Executive has no active role with respect to any investment by such fund in any Person referred to in this Section 5.3. Executive hereby acknowledges that the scope of prohibited activities and the time duration of the provisions of this
Section 5.3 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company. Executive acknowledges and agrees that this noncompetition provision shall survive the termination of his employment, and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision. Executive

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

acknowledges that the Company would not employ him or provide him with access to its Confidential Information but for his covenants or promises contained in this Section.

      5.4 Non-Solicitation. During the Service Period and for a period of eighteen (18) months after the Date of Termination, the Executive shall not, whether for his own account or for the account of any other Person (other than the Company or its direct or indirect subsidiaries), intentionally solicit, endeavor to entice away from the Company or its direct or indirect subsidiaries, or otherwise interfere with the relationship of the Company or its direct or indirect subsidiaries with, (a) any person who is employed by the Company or its direct or indirect subsidiaries (including any independent sales representatives or organizations), or (b) any client or customer of the Company or its direct or indirect subsidiaries.

      5.5 Assignment of Developments. If at any time or times during Executive's employment, whether during work hours or off-duty hours, Executive shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term "Development" shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection). Executive shall promptly disclose to the Company (or any persons designated by it) each such Development. Executive hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) Executive may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

      5.6 Injunctive Relief. The Executive acknowledges that a breach of any of the covenants contained in this Section 5 may result in material, irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5. The Executive agrees and consents that injunctive relief may be sought in any state or federal court of record in the State of Missouri, or in the state and county in which a violation may occur or in any

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

other court having jurisdiction, at the election of the Company; to the extent that the Company seeks a temporary restraining order (but not a preliminary or permanent injunction), the Executive agrees that a temporary restraining order may be obtained ex parte. The Executive agrees and submits to personal jurisdiction before each and every court designated above for that purpose.

      5.7 Blue-Pencilling. The parties consider the covenants and restrictions contained in this Section 5 to be reasonable. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction shall be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

      6.    Miscellaneous.

      6.1 Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Executive performs substantial services. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.

      6.2 Modification and Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Executive and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, shall constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

      6.3 Entire Agreement. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement. Further, the Executive's current employment agreement with Daleen, dated October 7, 2002, as it have been amended, and any long-term incentive compensation agreements, plans or other arrangements between the Executive and Daleen are terminated and superseded by this Agreement. This Agreement shall not affect the validity or enforceability of the Indemnification Agreement or the Option Agreement except as otherwise expressly provided in this Agreement.

      6.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri other than the conflict of laws provision thereof.

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      6.5   Arbitration. In the event of any dispute, controversy or claim between the Company and the Executive arising out of or relating to the interpretation, application or enforcement of the provisions of Section 5, the Company and the Executive agree and consent to the personal jurisdiction of the Circuit Court in St. Louis County, Missouri and/or the United States District Court for the Eastern District of Missouri for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have exclusive jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 5 of this Agreement. The Company and the Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Executive at his or her last known address as reflected in the Company's records. At the Executive's sole discretion, any dispute relating to this Agreement, other than a dispute relating solely to Section 5, may be submitted to binding arbitration. The arbitrator shall be selected by agreement of the parties or, if the parties do not agree on an arbitrator within 30 days after the Executive has notified the Company of his desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the American Arbitration Association (the "AAA") in St. Louis, Missouri. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in St. Louis, Missouri, and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA.

      6.6 Resignation from Board. Upon a termination of the Executive's service under this Agreement for any reason, the Executive shall, if requested by the Company's Board, promptly resign as a member of the Board of Directors of the Company or its direct or indirect subsidiaries.

      6.7 Withholding of Taxes. The Company shall withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally shall be required to be withheld.

      6.8 Notice. For the purposes of this Agreement, notices and all other communications to either party provided for in this Agreement shall be furnished in writing and shall be deemed to have been duly given when delivered or when mailed if such mailing is by United States certified or registered mail, return receipt requested, postage prepaid, addressed to such party (notices to the Company being addressed to the Secretary of the Company) at the Company's principal executive office, or at other address as either party shall have designated by giving written notice of such change to the other party at anytime hereafter.

      6.9 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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      6.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      6.11 Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement shall be construed as if no headings had been used in the Agreement.

      6.12 Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein shall have the meanings set forth herein for all purposes; (b) references to "Section" are to a section hereof; (c) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (d) "writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                   DALEEN HOLDINGS, INC.

                                   By: /s/ Dawn Landry
                                       -----------------------------------------
                                       Name: Dawn Landry
                                       Title: Vice President & Secretary

                                   EXECUTIVE

                                   /s/ Gordon Quick
                                   -------------------------------------------
                                   Name: Gordon Quick

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